UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 9)

                                Hayes Corporation
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    00431W108
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                 100 Wall Street
                               New York, NY 10005
                            Tel. No.: (212) 742-4480
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  July 22, 1998
                     (Date of Event which Requires Filing of
                                 this Statement)


        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

        Check the following box if a fee is being paid with the statement [ ].


                                                               PAGE 1 OF 9 PAGES
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                                  SCHEDULE 13D


CUSIP NO.  00431W108                             PAGE  2  OF  9  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             J.J. Cramer & Co.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                        (b) [X]

3    SEC USE ONLY


4    SOURCE OF FUNDS

           N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                       7    SOLE VOTING POWER

      NUMBER OF                   1,683,566
       SHARES
     BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY EACH
      REPORTING                    -0-
       PERSON
        WITH           9    SOLE DISPOSITIVE POWER

                                  1,683,566

                       10   SHARED DISPOSITIVE POWER

                                  -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,683,566

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.4%

14   TYPE OF REPORTING PERSON

           CO

                                  SCHEDULE 13D


CUSIP NO.  00431W108                             PAGE  3  OF  9  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James J. Cramer

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                        (b) [X]

3    SEC USE ONLY


4    SOURCE OF FUNDS

           N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                       7    SOLE VOTING POWER

      NUMBER OF                   -0-
       SHARES
     BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY EACH
      REPORTING                   1,683,566
       PERSON
        WITH           9    SOLE DISPOSITIVE POWER

                                  -0-

                       10   SHARED DISPOSITIVE POWER

                                  1,683,566

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,683,566

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.4%

14   TYPE OF REPORTING PERSON

           IN

                                  SCHEDULE 13D


CUSIP NO.  00431W108                             PAGE  4  OF  9  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Karen L. Cramer

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                        (b) [X]

3    SEC USE ONLY


4    SOURCE OF FUNDS

           N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                       7    SOLE VOTING POWER

      NUMBER OF                   -0-
       SHARES
     BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY EACH
      REPORTING                   1,683,566
       PERSON
        WITH           9    SOLE DISPOSITIVE POWER

                                  -0-

                       10   SHARED DISPOSITIVE POWER

                                  1,683,566

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,683,566

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.4%

14   TYPE OF REPORTING PERSON

           IN

                                  SCHEDULE 13D


CUSIP NO.  00431W108                             PAGE  5  OF  9  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                        (b) [X]

3    SEC USE ONLY


4    SOURCE OF FUNDS

           PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                       7    SOLE VOTING POWER

      NUMBER OF                   1,683,566
       SHARES
     BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY EACH
      REPORTING                    -0-
       PERSON
        WITH           9    SOLE DISPOSITIVE POWER

                                  1,683,566

                       10   SHARED DISPOSITIVE POWER

                                  -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,683,566

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.4%

14   TYPE OF REPORTING PERSON

           PN

                                  SCHEDULE 13D


CUSIP NO.  00431W108                             PAGE  6  OF  9  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Capital Corporation

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                        (b) [X]

3    SEC USE ONLY


4    SOURCE OF FUNDS

           N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                       7    SOLE VOTING POWER

      NUMBER OF                   1,683,566
       SHARES
     BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY EACH
      REPORTING                    -0-
       PERSON
        WITH           9    SOLE DISPOSITIVE POWER

                                  1,683,566

                       10   SHARED DISPOSITIVE POWER

                                  -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,683,566

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.4%

14   TYPE OF REPORTING PERSON

           CO

ITEM 1. SECURITY AND ISSUER.

        The undersigned hereby amends the statement on Schedule 13D, dated November 27, 1996, as amended by Amendment No. 1, dated December 20, 1996, Amendment No. 2, dated January 3, 1997, Amendment No. 3, dated February 20, 1997, Amendment No. 4, dated March 18, 1997, Amendment No. 5 dated April 8, 1997, Amendment No. 6 dated September 5, 1997, Amendment No. 7 dated January 7, 1998 and Amendment No. 8 dated July 16, 1998 (the "Statement") filed by the undersigned relating to the Common Stock, par value $0.01 per share of Hayes Corporation (formerly known as Access Beyond, Inc.) (the "Issuer"), a Delaware corporation, as set forth below. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the Statement.

ITEM 4. PURPOSE OF THE TRANSACTION.

        Item 4, paragraph three, is hereby amended and restated to read in its entirety as follows: The Reporting Persons may in the future communicate to the Company, investment bankers, securities analysts and/or other persons (i) the Reporting Persons' views regarding valuation of the Common Stock or (ii) the Reporting Persons' opposition to the Company's obtaining of any additional financing other than by a new strategic investor in the Company, and, in addition, the Reporting Persons may make suggestions to the Company regarding possible options for enhancing shareholder value. Such activities could result in the Company taking actions which involve one or more of the matters described in clauses (a) through (j) of Item 4. No specific agreements or arrangements

                                                               PAGE 7 OF 9 PAGES
exist with respect to such matters by or among the Reporting Persons. The Reporting Persons may, at any time and from time to time, and reserve the right to, acquire additional securities of the Company, dispose of any securities of the Company or formulate plans or proposals regarding the Company or its securities, to the extent deemed advisable by the Reporting Persons in light of their general investment policy, market conditions or other factors.


                                                               PAGE 8 OF 9 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Dated: July 23, 1998


                                        J.J. CRAMER & CO.

                                        By:  /s/ James J. Cramer
                                             -----------------------------------
                                             Name:  James J. Cramer
                                             Title: President


                                             /s/ James J. Cramer
                                             -------------------
                                             James J. Cramer


                                             /s/ Karen L. Cramer
                                             -------------------
                                             Karen L. Cramer


                                        CRAMER PARTNERS, L.P.

                                        By:  CRAMER CAPITAL CORPORATION
                                             its general partner


                                        By:  /s/ James J. Cramer
                                             -------------------
                                             Name:  James J. Cramer
                                             Title: President


                                        CRAMER CAPITAL CORPORATION

                                        By:  /s/ James J. Cramer
                                             -------------------
                                             Name:  James J. Cramer
                                             Title: President


                                                               PAGE 9 OF 9 PAGES
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